Exhibit 99.1

BitMine Immersion (BMNR) Announces Pricing of $365.24MM Registered Direct Offering At $70 per share

BitMine sells approximately 5.22 million shares at $70.00 per share and approximately 10.4 million warrants with a strike price of $87.50

BitMine common share sale is a 14% premium to the closing price of BitMine Common Stock on September 19, 2025

BitMine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support BitMine’s goal of acquiring 5% of ETH

LAS VEGAS, September 22, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, today announced that it entered into a securities purchase agreement with an institutional investor related to the offer and sale of 5,217,715 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a price of $70.00 per share, and warrants to purchase up to 10,435,430 shares of Common Stock at an exercise price of $87.50 per share (the “Warrants”) in a registered direct offering transaction (the “offering”). At $70.00 per share, the Common Stock purchase price represents a premium of approximately 14% to the closing price on September 19, 2025. The Warrants will be exercisable upon issuance and expire on March 22, 2027. Prior to and including the date of expiration, the Warrants may be exercised, in whole or in part, in exchange for cash payment of the exercise price.

The Company expects aggregate gross proceeds from the offering of approximately $365.24 million, before deducting the placement agent’s fees and other estimated offering expenses. Potential future aggregate proceeds from the Warrants represent approximately $913 million from cash exercises. This would result in total proceeds of approximately $1.28 billion combining the common offering and the proceeds from a cash exercise of the Warrants.

“BitMine has raised $365.24 million by selling our stock at a 14% premium to Friday’s close. By selling shares at $70 per share, compared to our $61.29 closing price, this is materially accretive to existing shareholders as the primary use of proceeds is to add to our ETH holdings,” said Thomas Lee, Chairman of BitMine.

“In our view, this 14% premium reflects not only strong institutional investor interest in the BitMine story, but also confidence in our execution as a Company,” said Lee. “Institutional investors have told us BitMine remains the only large-cap US stock to give investors direct exposure to ethereum. Our August Chairman’s message resonates with many investors, who see the compelling supercycle for ethereum as Wall Street moves to embrace and build upon this blockchain.”

The Company expects the offering to close on or about September 23, 2025, subject to the satisfaction of customary closing conditions.

Moelis & Company LLC is acting as the sole placement agent for the offering.

Winston & Strawn LLP served as legal counsel to BitMine Immersion Technologies (BMNR).

This offering is being made pursuant to an effective shelf registration statement on Form S-3ASR (File No. 333-288579), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 9, 2025. The offering is made only by means of a prospectus which is part of the effective registration statement. Before investing, interested parties should read the prospectus supplement and accompanying prospectus and other documents filed with the SEC for information about BitMine and this offering. A prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Additionally, when available, electronic copies of the prospectus supplement and the accompanying prospectus may be obtained, when available, from Moelis & Company LLC, 399 Park Avenue, 5th Floor New York, New York 10022, or by email at prospectus-eq_fi@moelis.com.

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

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